FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”), made and entered into this 17th day of February, 2011, by and between WINTONBURY MALL ASSOCIATES, LLC, whose principal address is 1985 Cedar Bridge Avenue, Suite 1, Lakewood, New Jersey 08701 (the “Landlord”) K & G THEATRES LLC, whose principal address is 865 Park Avenue, Bloomfield, Connecticut 06002 (hereafter referred to as the “Assignor” or “Original Tenant”) and DC BLOOMFIELD CINEMA, LLC, ,whose principal address is 250 East Broad Street, Westfield, New Jersey 07090 (hereafter referred to as the “Assignee” or “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Original Tenant heretofore entered into a Lease dated February 6, 2008, a true and complete copy of which is attached hereto as Exhibit “A” (the “Lease”) for 21,800 square feet of space (the “Demised Premises”) located in the Wintonbury Mall, Bloomfield, Connecticut (the “Shopping Center”), providing for a term which is currently set to expire June 30, 2013 (the “Term”); and

WHEREAS, Landlord, Tenant and Original Tenant have agreed to modify the terms of the Lease as hereinafter set forth.

NOW, THEREFORE, Landlord, Tenant and Original Tenant hereby agree as follows:

1. All capitalized terms used herein shall have the meaning as defined and used in the Lease unless otherwise defined herein. The modifications to the Lease provided for in this Amendment shall be effective as of the date first written above, unless specifically set forth herein.

2. For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Original Tenant hereby assigns, transfers and sets over unto Assignee, all right, title and interest of the Original Tenant in, to, and under the Lease to have and hold unto Assignee, its successors and assigns, as of the date hereof and for the balance of the Term of the Lease, subject to the rents, covenants, terms, conditions and provisions contained in the Lease.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Lease as of the date of this Amendment, and Assignee hereby agrees to pay the rents and other charges specified by the Lease, and to perform all of the terms, covenants, obligations and conditions of the Lease required to be performed by the tenant under the Lease, all as amended herein. It is agreed by and between Landlord and Assignee that Assignee shall not be responsible for amounts due, if any, and unpaid from Original Tenant to Landlord, and any failure of Assignor to settle such amounts with Landlord shall not result in an Event of Default under the Lease.

Nothing contained herein shall release or relieve, or be deemed to release or relieve Assignor of or from any obligations under the Lease and Assignor shall continue to be and remain liable under the Lease in all respects as though this Assignment had not been made through June 30, 2013. The Original Tenant hereby waives any and all notice from Landlord of default of Assignee under any of the terms, provisions, covenants or conditions of the Lease, and Original Tenant hereby consents to the granting, without notice to Original Tenant, by Landlord to Assignee of any waiver, indulgence or extension of time or any amendment or modification of the Lease. The Original Tenant shall be released from liability for any charges incurred on or after July 1, 2013.

Landlord hereby consents to the foregoing assignment set forth in this Section 2 and certifies that all covenants, agreements, and obligations of the Lease imposed on Original Tenant have been fully complied with as of the date of this Amendment, with the exception of any sums which may be due from Original Tenant for any period prior to the date of this Amendment.

Assignor hereby certifies that all covenants, agreements, and obligations of the Lease imposed on Landlord have been fully complied with and current as of the date of this Amendment.

3. Tenant shall, within six (6) months from the date of this Amendment, at its sole cost and expense, begin the work necessary to convert the Demised Premises to digital projection and sound, in addition to 3-D capabilities (the “Conversion”) in a manner, and auditorium selection, to be determined in Tenant’s sole, but reasonable, discretion. Tenant shall be solely responsible to obtain any permits and/or approvals from the governing agencies having jurisdiction over the Demised Premises. Landlord shall cooperate with Tenant as needed, at no cost to Landlord. Tenant shall endeavor to complete the Conversion within thirteen (13) months following the date of this Amendment. Tenant shall continue to operate the Demised Premises during the Conversion.

The Conversion work shall be considered an “Alteration” and Tenant’s work at the Demised Premises in connection with the Conversion shall be governed by the Lease, including but not limited to Paragraph 8. Notwithstanding the foregoing, Landlord hereby consents to and Tenant shall be permitted to complete the following work in connection with the Conversion without further submission of plans, review or approval by Landlord: replace paint, carpet, floor coverings, seats, new security systems, new ticketing systems, wall coverings & draperies, lighting, replace or upgrade concessions stand, ceiling tiles in addition to the installation of digital projections and digital sound equipment; provided however, (i) if any portion of the Conversion involves penetration or cutting of the roof surface, Tenant shall be required to provide detailed plans and specifications for such portion of the work for Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) upon completion of the Conversion, Tenant shall deliver all Certificates and a set of as-built plans to the Landlord in accordance with Section 8(c)(ix) of the Lease..

4. Landlord hereby grants Tenant the right to place satellite dishes on the roof over the Demised Premises. In addition, Tenant may install solar panels on the roof to reduce energy costs. If the satellite dish(es) or solar panels will be visible from the ground, Tenant shall provide adequate screening to shield the satellite dish(es) and/or solar panels. Tenant shall obtain any permits and/or approvals from the governing agencies having jurisdiction over the Demised Premises prior to installation of any satellite dishes or solar panels. In addition, if installation of the satellite dishes or solar panels involve penetration of the roof surface, Tenant shall be required to provide detailed plans and specifications for Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. If approved, Tenant shall be required to use Landlord’s roofing contractor for the roof penetration work, provided such roofing contractor is willing to perform such work at competitive market rates (rates which are not materially higher than a qualified competitor’s rates). Pursuant to Paragraph 8(c) of the Lease, Tenant shall remain liable for any repairs to the roof area utilized by Tenant as well as the adjoining areas.

5. Within 15 days from the date of this Amendment, Tenant shall place all utilities serving solely the Demised Premises in Tenant’s name and arrange for direct billing. Tenant agrees that, if Tenant fails to place any utility service serving solely the Demised Premises in Tenant’s name, Tenant shall be responsible for re payment to Landlord of all such utility bills for such service delivered to and paid by Landlord for service provided to the Demised Premises, along with a fee of ten percent (10%) of such bill, within ten (10) days of being billed for such utilities by Landlord. Payment of such utilities and fee shall be considered “additional rent” for collection purposes. Landlord hereby represents that all utilities serving the Demised Premises are separately metered to reflect only service provided to the Demised Premises and shall indemnity Tenant for any costs incurred by Tenant due to the failure of such representation.

6. Tenant shall be permitted to install a new storefront sign in accordance with the terms of the Lease, subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant may alter Tenant’s Trade Name at any time subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

7. The Term of the Lease is hereby extended such that the Term shall expire June 30, 2021.

8. The Fixed Minimum Rent shall be due and payable in accordance with the terms of the Lease, at the following rates:

			ANNUAL RATE
			PER SQUARE
	PER MONTH	ANNUAL	FOOT
Date of this Amendment
Through the last day of
Month 4	$10,000.00	$120,000.00	$5.50
Months 5 - 24	$11,354.17	$136,250.04	$6.25
Months 25 - 60	$13,000.00	$156,000.00	$7.16
Months 61 - 6/30/2021	$14,550.00	$174,600.00	$8.01

Commencing on the date of this Amendment and continuing through the last day of the 24th month following the date of this Amendment, Tenant’s payment of Fixed Minimum Rent shall include Tenant’s Share of Taxes, Operating Costs, Merchant’s Association fees and the Insurance Premiums set forth in Paragraphs 17, 18 and 19(i) of the Lease and Tenant shall not be charged any additional amounts for such items. Tenant shall not be liable for any reconciliation of the Taxes, Operating Costs, Merchant’s Association fees or “Insurance Premiums” from the date of this Amendment through the last day of the 24th month following the date of this Amendment.

9. Commencing with the first day of the 25th month following the date of this Amendment and continuing through the balance of the Term, as same may hereafter be extended, Tenant shall pay only the increases, if any, in Tenant’s Share of Taxes and the Insurance Premiums over the amount that would have been Tenant’s Share of Taxes and the “insurance premiums”, had Tenant been obligated to pay Tenant’s Share of those costs for the twelve month period commencing in Month 13 and ending Month 24 of the Expanded Term. For example only, if Tenant’s Share of Taxes for the 13th through 24th months following the date of this Amendment (such period of time the “Extension Base Year”) is $2.00 per square foot of the Demised Premises and Tenant’s Share of Taxes for the 25th through 36th months following the date of this Amendment is expected to be $2.15 per square foot of the Demised Premises, then Tenant shall pay only the increase of $0.15 per square foot for Tenant’s Share of Taxes, monthly as set forth in the Lease, commencing with the 25th month following the date of this Amendment, subject to adjustment at the end of the Lease Year once actual amounts are determined.

As soon as practicable, but in no event later than sixty (60) days following the end of the Extension Base Year and the end of each twelve month period thereafter, (each an Extension “Lease Year”) Landlord shall submit to Tenant a statement setting forth the estimated Tenant’s Share of Taxes, Operating Costs, Merchant’s Association fees and Insurance Premiums for the following Extension Lease Year and also setting forth the actual costs for such items for the Extension Base Year and Extension Lease Year just completed (“Escalation Reconciliation”). The Escalation Reconciliation shall be in a comprehensive format containing cost breakdowns for items included in Operating Expenses, Taxes, Merchant’s Association Fees and Insurance Premiums.

The provisions of Section 17 of the Lease shall otherwise apply to Tenant’s payments under this Section 9 except for the following amendments:

(a)
If the Shopping Center is not at least ninety-five percent (95%) occupied during the Extension Base Year or any Extension Lease Year or if Landlord is not supplying services to at least ninety-five percent (95%) of the total rentable area of the Shopping Center at any time during any Extension Base Year or any Extension Lease Year, actual Operating Expenses for purposes hereof shall be determined as if the Shopping Center had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Area of the Shopping Center during such year. Any necessary extrapolation of Operating Expenses under this Section shall be performed by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Shopping Center (including Taxes) to the cost that would have been incurred if the Shopping Center had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the rentable Area of the Shopping Center.

(b)	Section 17(f)(iii) is amended to provide that Tenant may review Operating Expenses for the Extension Base Year on more than one occasion

(c)	Paragraph 33 of the Lease which set forth Tenant’s option period is hereby deleted in its entirety and Tenant shall be provided options as set forth in Paragraph 10 herein.

10. Provided Tenant is not in default under this Lease, as amended herein, beyond any applicable notice and cure periods at the time of exercising the option herein or at the commencement of the Option Period” Tenant shall have the right to extend the Extended Term for up to five (5) consecutive periods of five (5) years each (each five year period shall be exercised independent of the others and shall be referred to as an “Option Period” and collectively the “Option Periods”). Landlord shall send notice to Tenant via overnight courier not more than fourteen (14) months prior to the expiration of the then-current term of the Lease (each an “Option Notice”) which notice shall prominently state, in bold all capitalized lettering at the top of the first page of such notice: “IMPORTANT: TIME SENSITIVE MATERIAL CONCERNING EXTENSION OF LEASE TERM - PLEASE REVIEW IMMEDIATELY” and which notice shall otherwise indicate that Tenant must respond to Landlord with a Termination Notice by the time period specified in the following sentence. Tenant shall have fifteen (15) days from receipt of each Option Notice, time being of the essence, to send a notice to Landlord (the “Termination Notice”) that Tenant is electing to not exercise the next Option Period. In the event Tenant properly serves Landlord with the Termination Notice, the Lease shall expire at the end of the then current Extended Term or the Option Period, as the case may be. In the event Tenant does not serve Landlord with the Termination Notice, the next Option Period shall be deemed irrevocably exercised by Tenant.

In the event Tenant is in default of the terms, covenants or conditions of the Lease beyond the applicable cure period, either at the time the Option Notice is due from Landlord or at the commencement of the Option Period, Tenant shall not be entitled to exercise the next Option Period and this Lease shall terminate at the end of the then current Extended Term or the Option Period, as the case may be.

All of the terms, covenants and conditions of the Lease shall remain in effect during each Option Period, except that the Fixed Minimum Rent shall be as follows:

			ANNUAL RATE
			PER SQUARE
	PER MONTH	ANNUAL	FOOT
Option Period 1	$16,005.00	$192,060.00	$8.81
Option Period 2	$17,605.00	$211,260.00	$9.69
Option Period 3	$19,365.50	$232,385.99	$10.66
Option Period 4	$21,302.05	$255,624.60	$11.73
Option Period 5	$23,353.00	$280,235.99	$12.85

11. Percentage Rent

(a) In addition to Fixed Minimum Rent, Tenant shall, in the manner, upon the conditions and at the times hereinafter set forth, pay to Landlord percentage rent (“Percentage Rent”) equal to ten percent (10%) of “Gross Receipts” (defined in Paragraph 11.1 below) in excess of the following “Annual Minimum Gross Receipts” per annual sales measuring period (“Lease Year” as defined in Paragraph 11.6).

ANNUAL MINIMUM
GROSS RECEIPTS
Lease Year 1	$1,308,333.60
Lease Year 2	$1,362,500.40
Lease Years 3 – 5	$1,560,000.00
Lease Years 6 – 10	$1,746,000.00

Option Lease Years 1 -5	$1,920,600.00
Option Lease Years 6 -10	$2,112,600.00
Option Lease Years 11-15	$2,323,859.90
Option Lease Years 16-20	$2,556,246.00
Option Lease Years 21-25	$2,802,359.90

Percentage Rent shall be payable as hereinafter provided without any diminution, deduction or set-off whatsoever and without prior notice or demand.

(b) Percentage Rent, if any, for the first Lease Year or Partial Lease Year and each subsequent Lease Year shall be paid by Tenant to Landlord within thirty (30) days after the last day of such Lease Year or Partial Lease Year.

(c) If the date Tenant executed this Agreement is other than the first day of a Lease Year, then Percentage Rent attributable to the period between such execution and the first day of Lease Year 2 shall be based on Gross Receipts in excess of the Annual Minimum Gross Receipts reduced on a pro rata basis for such period.

11.1. Gross Receipts Defined. The term “Gross Receipts” as used herein is hereby defined to mean receipts from gross sales net any applicable sales or use tax and returns and Virtual Print Fees from all business conducted at, in, on, from or arising out of the Premises by Tenant and all others (including all licensees, concessionaires and tenants of Tenant), regardless of whether delivery or performance is made from the Premises or from some other place and whether made or performed by mail, telephone, internet or other electronic means and whether such sales be evidenced by check, credit, charge account, exchange or otherwise, and shall include, but not be limited to, the amounts received from the sale of food items, concessions, tickets and for services performed on or off the Premises, together with the amount of all orders taken or received at the Premises, whether such orders be filled from the Premises or elsewhere, and whether such sales be made by means of merchandise or other vending devices in the Premises. Gross Receipts shall not include: (i) sales of trade fixtures after use thereof, which are not part of Tenant’s stock in trade and not sold in the regular course of Tenant’s business; (ii) cash or credit refunds to purchasers returning merchandise purchased at the Demised Premises (but not for returns of merchandise sold at any other store, by catalog or over the internet) but not exceeding the selling price of the merchandise returned by the purchaser and accepted by Tenant; and (iii) the amount of any local, county, state or federal sales, luxury or excise tax on such sales, provided such tax is paid to the taxing authority by Tenant (but not by any vendor of Tenant); provided, however, no franchise or capital stock tax and no income or similar tax based upon income, profits or gross sales as such, shall be deducted from Gross Sales in any event whatsoever.

11.2. Tenant’s Books and Records. Tenant agrees to prepare and keep on the Premises or at its principal office for a period of not less than three (3) years following the end of each Lease Year, accurate books of account and records of daily Gross Receipts, including without limitation all federal, state and local tax returns, and copies of relevant contracts, checks, vouchers, inventory records, dated cash register tapes, sales slips and such other documentation as would enable Landlord to make a full and complete audit of

Gross Receipts (“Books and Records”). Landlord and Landlord’s authorized representatives shall have the right to examine Tenant’s Books and Records during regular business hours. Tenant agrees that all Gross Receipts shall be registered at the time each sale or transaction is made in cash registers or other devices or other electronic or technology based systems containing locked-in cumulation capacity satisfactory to Landlord.

11.3 Reports by Tenant. Within 30 days after the end of each quarter, or portion thereof, during the term of this Lease, Tenant shall furnish to Landlord a written statement setting forth the amount of Gross Receipts and an itemization of any deductions or exclusions therefrom for such previous quarter. Tenant also agrees that it will furnish to Landlord within thirty (30) days after the end of each Lease Year or Partial Lease Year, an annual statement, showing in all reasonable detail the amount of Gross Receipts and an itemization of any deductions or exclusions therefrom relating to such Lease Year or Partial Lease Year and the amount of Percentage Rent due Landlord. Each quarterly and annual statement required by this Paragraph 11.3 shall be certified by Tenant or one of Tenant’s executive officers and shall be subject to further certification as provided in Paragraph 11.5.

11.4 Non-Waiver. The acceptance by Landlord of payments of Percentage Rent and statements of Gross Receipts shall be without prejudice to Landlord’s right to examine Tenant’s Books and Records in order to verify the amounts thereof.

11.5 Right to Examine and Audit Books and Records. At its option, Landlord may conduct, at any reasonable time upon seven (7) days’ prior written notice to Tenant, a complete audit to be made of the Books and Records (including the books and records of any subtenant, operator, concessionaire or licensee or of any other store operated by Tenant) for the period covered by any statement required to be furnished by Tenant as set forth above. In the event such examination discloses that Tenant has understated or overstated Gross Receipts by three percent (3%) or more, Tenant agrees to pay to Landlord the reasonable cost of such examination and audit, plus penalty of ten percent (10%) of the variance in the event of understated Gross Receipts. Any additional Percentage Rent found to be due and owing to Landlord as a result of any examination or audit shall immediately be due and payable with interest.

11.6 Definition of Lease Year and Partial Lease Year. The term “Lease Year” is defined to mean a period of twelve (12) consecutive calendar months commencing on the first day of January. Any portion of the term which is less than a Lease Year shall be deemed a “Partial Lease Year” and computations requiring proration shall be made on a per diem basis using a 365 day year.

12. Assignment and Sublet. Section 13 of the Lease is hereby deleted and replaced by the following:

(a) Tenant shall not assign this Lease or any interest herein or sublet the Demised Premises or any portion thereof for the benefit of anyone other than Tenant, or in any other manner convey or transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord’s consent to a proposed assignment or sublet shall not be withheld, provided first that:

1)	All covenants, agreements, and obligations of this Lease imposed on Tenant shall have been fully complied with and current at the date Landlord’s consent is requested.

2)
The proposed assignee/subtenant establishes to Landlord, to a reasonable certainty, that it has the business, legal and financial ability to perform satisfactorily all of Tenant’s obligations under the Lease.

3)
In the event such assignment or sublet is permitted, the same shall be evidenced in writing, properly executed and acknowledged by both assignee/subtenant and assignor, in which writing the assignee/subtenant shall expressly accept, assume and agree to perform for Landlord’s benefit all the terms, conditions and limitations contained in the Lease.

4)	Tenant shall pay to Landlord, as a part of Additional Rent, the reasonable costs and fees incurred by Landlord in reviewing any request by Tenant for Landlord’s consent hereunder.

(b) Notwithstanding subsection (a) hereinabove, Tenant may transfer all or part of its interest in this Lease or any part of the Demised Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of the Landlord or being subject to subsection (a) hereinabove: (1) an Affiliate of Tenant, or (2) to any person or entity which owns and/or operates a movie theatre business with a minimum of 20 screens (a “Third Party Transferee”) and such Third Party Transferee has a net worth equal to or greater than Tenant, in either case provided that Landlord shall have received a copy of the transfer document(s) which shall provide in writing the Third Party Transferee’s acknowledgement and acceptance of the terms and provisions of this Lease and in the case of a transfer to an Affiliate, the Tenant shall remain liable for its obligations under the Lease. For purposes of this Section 12, “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Tenant.

13.Tenant hereby confirms that its notice address is as follows:

A Dale Mayo
DC Bloomfield Cinema, LLC.
250 East Broad Street
Westfield, New Jersey 07090
bmayo@digiplexdest.com

with a copy to:

Warren Colodner, Esq.
K&L Gates
599 Lexington Avenue
New York, NY 10022

14. Tenant shall be permitted to serve alcoholic beverages at theatrical events and shows in compliance with all local, county, and state regulations and subject to Tenant receiving all governmental approvals or permits required. This provision shall not be interpreted to allow Tenant to serve alcoholic beverages or open a bar area on a regular basis.

15. Original Tenant shall remain liable for any and all Fixed Minimum Rent, additional rent or any other charges payable under the terms of the Lease which have not yet been paid but which are due and payable for Tenant’s occupancy of the Demised Premises whether the same are billed or unbilled through the date of this Amendment.

16. The parties hereby represent and warrant to each other that there is no broker or similar person with regards to this Amendment. The parties hereby agree to defend and indemnify the other party for any breach of the foregoing representation.

17. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, agreement or discharge is sought.

18. This Amendment shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and their respective assigns. In the event of a discrepancy between the Lease and this Amendment, this Amendment shall prevail. This Amendment shall not be construed against the party who caused the same to be prepared. The signatory of this document on behalf of Tenant represents that he/she is an officer of the corporation and is duly authorized to execute this Amendment.

19. Except as modified by this Amendment, the Lease and all the terms, covenants, conditions, provisions and agreements thereof are hereby in all respects ratified, confirmed and approved. Tenant hereby affirms that on the date hereof no breach or uncured default by Landlord has occurred and that the Lease and all of its respective terms, conditions, covenants, agreements and provisions, except as hereby modified, are affirmed and are in full force and effect with no defenses or offsets thereto. Tenant hereby releases Landlord of and from all liabilities, claims, controversies, causes of action and other matters of every nature which, through the date hereof, have or might have arisen out of or in any way in connection with the Lease and/or the Demised Premises. This Amendment contains the entire understanding between the parties with respect to the matter contained herein. No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein.

20. The submission of this Amendment to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect hereto, unless and until Landlord shall execute a copy of this Amendment and deliver the same to Tenant.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have respectively signed and sealed this Amendment the day and year first above written.